                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              IKOS SYSTEMS, INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------
     (5) Total fee paid:

         ---------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         ---------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------
     (3) Filing Party:

         ---------------------------------------------------------------------
     (4) Date Filed:

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

                             [LOGO APPEARS HERE]

                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA 95014

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 22, 1999

                               ----------------

Dear Stockholder:

  You are invited to attend the Annual Meeting of the Stockholders of IKOS Systems, Inc. (the "Company"), which will be held Friday, January 22, 1999, at 10:00 a.m. Pacific Standard Time, at the Hilton Inn, Cupertino, California for the following purposes:

  1. To elect six directors of the Company to serve for the ensuing year.

  2. To approve amendments to the Company's 1995 Outside Directors Stock Option Plan to (i) increase by 100,000 the maximum number of shares of the Company's common stock that may be issued thereunder; (ii) increase the size of initial options granted to newly elected or appointed outside directors on or after the date of the 1999 annual meeting of stockholders from 10,000 shares to 24,000 shares; (iii) increase the size of annual options granted on or after the date of the 1999 annual meeting of stockholders from 2,500 shares to 6,000 shares; and (iv) provide for the grant of a special option on the date of the 1999 annual meeting of stockholders for 10,500 shares to vest in three annual installments of 33 1/3% on the dates immediately preceding the date of each of the annual meetings of stockholders in 2000, 2001 and 2002.

  3. To approve an amendment to the Company's 1996 Employee Stock Purchase Plan increasing by 400,000 the maximum number of shares of the Company's common stock that may be issued thereunder.

  4. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending October 2, 1999.

  5. To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on December 16, 1998 are entitled to notice of, and to vote at, this meeting and any continuations or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the principal executive offices of IKOS Systems, Inc., 19050 Pruneridge Avenue, Cupertino, California 95014.

                                          By Order of the Board of Directors,
                                          /s/ Joseph W. Rockom
                                          Joseph W. Rockom, Secretary

Cupertino, California
December 18, 1998


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                              IKOS SYSTEMS, INC.
                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA 95014
                                (408) 255-4567

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

  The accompanying proxy is solicited by the Board of Directors of IKOS Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Friday, January 22, 1999 (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is December 18, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

  ANNUAL REPORT. An annual report for the fiscal year ended October 3, 1998 is enclosed with this Proxy Statement.

  VOTING SECURITIES. Only stockholders of record as of the close of business on December 16, 1998 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 8,748,857 shares of Common Stock of the Company, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

  SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

  VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table contains information as of October 31, 1998 regarding the ownership of the Common Stock of the Company by all persons who, to the knowledge of the Company, were (i) the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of October 3, 1998 whose salary and bonus for the fiscal year ended October 3, 1998 exceeded $100,000 and (iv) all current executive officers and directors of the Company as a group.

                                                              SHARES
                                                           BENEFICIALLY
                                                             OWNED(2)
                                                        ----------------------
              NAME OF BENEFICIAL OWNER(1)               NUMBER      PERCENTAGE
              ---------------------------               -------     ----------
Dimensional Fund Advisors Inc. ........................ 517,500(3)     6.18%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Ramon A. Nunez......................................... 217,372(4)     2.54%
Gerald S. Casilli...................................... 144,383        1.73%
Joseph W. Rockom.......................................  67,357(5)        *
Daniel R. Hafeman......................................  49,129(6)        *
Lawrence A. Melling....................................  29,422(7)        *
Lutz P. Henckels.......................................  21,876(8)        *
Glenn E. Penisten......................................  15,615(9)        *
Nader Fathi............................................  15,025(10)       *
James R. Oyler.........................................  14,800(11)       *
All Directors and Executive Officers as a Group (12
 persons).............................................. 622,106(12)    7.44%

--------
  *  Less than 1%

 (1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 19050 Pruneridge Avenue, Cupertino, California 95014.

 (2) This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated in the footnotes to the above table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (3) According to a Schedule 13f filed by the stockholder with the Securities and Exchange Commission in June 1998, Dimensional Fund Advisors ("Dimensional"), may be deemed to beneficially own an aggregate 517,500 shares of the Company's Common Stock.

 (4) Includes 186,825 shares subject to options exercisable within 60 days of October 31, 1998.

 (5) Includes 18,100 shares subject to options exercisable within 60 days of October 31, 1998.

 (6) Includes 11,750 shares subject to options exercisable within 60 days of October 31, 1998.

 (7) Includes 14,975 shares subject to options exercisable within 60 days of October 31, 1998.

 (8) Mr. Henckels resigned as a director of the Company in November 1998. Includes 11,355 shares subject to options exercisable within 60 days of October 31, 1998.

 (9) Includes 7,500 shares subject to options exercisable within 60 days of October 31, 1998.

(10) Includes 8,925 shares subject to options exercisable within 60 days of October 31, 1998.

(11) Includes 7,500 shares subject to options exercisable within 60 days of October 31, 1998.

(12) Includes 298,263 shares subject to options exercisable within 60 days of October 31, 1998.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Management's nominees for election to the Board of Directors (the "Board") at the Annual Meeting are Gerald S. Casilli, Ramon A. Nunez, James R. Oyler, Glenn E. Penisten, William Stevens, and Jackson Hu. If elected, each nominee will hold office until the next annual meeting of stockholders or until his successor is elected and qualified unless he shall resign or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present in determining if a quorum is present. Lutz P. Henckels resigned from the Company's Board effective November 17, 1998.

  It is intended that votes pursuant to the Proxies will be cast for the named nominees. The persons named in the accompanying form of proxy will vote the shares represented thereby for the named nominees. Management knows of no reason why any of the named nominees should be unable or unwilling to serve. However, if any named nominee(s) should for any reason be unable or unwilling to serve, the Proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

  At the Annual Meeting, six (6) directors of the Company are to be elected for the ensuing year and until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees for election to the office of director and certain information with respect to their age and background are set forth below. Messrs. Casilli, Nunez, Oyler and Penisten each was elected to his present term of office at the 1998 Annual Meeting of Stockholders of the Company. Lutz P. Henckels resigned from the Company's Board effective November 17, 1998. In December 1998, the Company increase the size of its Board to six members and appointed William Stevens and Jackson Hu to serve as directors until the Annual Meeting or until their deaths, resignation, or removals in accordance with the Company's Bylaws.

                             POSITIONS WITH THE
    NOMINEE                        COMPANY           AGE DIRECTOR SINCE
    -------                  ------------------      --- --------------
 Gerald S. Casilli        Chairman of the Board       59      1986
 Ramon A. Nunez           Chief Executive Officer,    44      1994
                          President and Director
 James R. Oyler           Director                    52      1991
 Glenn E. Penisten        Director                    67      1985
 William Stevens          Director                    57      1998
 Jackson Hu               Director                    39      1998

  Mr. Casilli has served as Chairman of the Board since July 1989 and served as Chief Executive Officer from April 1989 to August 1995. He has served as a director since 1986. Mr. Casilli is also a Director for Evans & Sutherland Computer Corporation. From January 1986 to December 1989, he was a general partner of Trinity Ventures, Ltd., a venture capital firm and a former investor in the Company. Mr. Casilli was a general partner of Genesis Capital, a venture capital firm, from February 1982 to 1990. Mr. Casilli founded Millennium Systems, a manufacturer of microprocessor development systems, in 1973 and served as its President and Chief Executive Officer until 1982.

  Mr. Nunez was appointed Chief Executive Officer in August 1995. Mr. Nunez had been President, Chief Operating Officer and Director of the Company since October 1994. He had served as Vice President of Worldwide Sales since July 1993. Mr. Nunez joined the Company in April 1990 as Vice President of North American Sales after five years in sales management with Zycad Corporation. Earlier he was branch sales manager for Cadnetix (now part of Intergraph) in Southern California.

  Mr. Oyler has served as a member of the Board since October 1991. He is presently President, Chief Executive Officer and Director of Evans & Sutherland Computer Corporation. Evans & Sutherland develops, manufactures and markets high performance systems for various applications with demanding graphics requirements. Prior to his position with Evans & Sutherland, Mr. Oyler was President of AMG, Inc., a process machine design company. From 1976 to 1990, Mr. Oyler worked at Harris Corporation, most recently as Senior Vice President and Sector Executive, where he was responsible for nine operating divisions. Prior to that time, he held positions as consultant and associate with Booz, Allen & Hamilton in New York.

  Mr. Penisten has been a member of the Board since September 1985. Since September 1985, he has been a general partner of Alpha Partners, a venture capital firm and former investor in the Company. From January 1985 to August 1985, he was a general partner of P&C Venture Partners, a venture capital firm. From 1982 to 1985, he was a Senior Vice President at Gould/AMI. From 1976 to 1982, Mr. Penisten served as Chief Executive Officer of AMI, a semiconductor manufacturer. Mr. Penisten is also a director of Bell Microproducts, Inc. and Pinnacle Systems, Inc. and is Chairman of the Board of Network Peripherals, Inc. and Superconductor Technologies.

  Mr. Stevens joined the Company's Board in December 1998. He was a founder of the Triad Systems Corporation and was President and Chairman of the Board from 1972 to 1985 and Chairman from 1985 to 1996. Prior to founding Triad, he was employed from 1961 to 1971 by Data Disc, Inc., a manufacturer of computer peripherals, where he served in various technical management positions, including President. Mr. Stevens has served on numerous boards of both private and public companies.

  Mr. Hu joined the Company's Board in December 1998. He has 20 years of experience in the semiconductor industry, including all phases of development, marketing and management. Most recently, he was senior vice president and general manager at S3, Inc., where he helped to grow the company from a start-up to a company with revenues of approximately $450 million. In addition to architecting and managing the development of S3's venerable 2D GUI accelerator families, he established the company's analog and COT design capabilities. He also created an operations and quality infrastructure for very high volume production. Mr. Hu started and managed the audio and communications business unit at S3. Before S3, he held positions at Western Digital as Director of Graphics Engineering, Verticom as Director of Engineering, and Zilog as project leader. Mr. Hu holds a Ph.D in computer science from the University of Illinois, Urbana and an MBA from the University of Santa Clara.

  BOARD MEETINGS. During the fiscal year ended October 3, 1998, the Board held seven meetings and took action by unanimous written consent five times. No director serving on the Board in fiscal year 1998 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

  COMMITTEES OF THE BOARD. The Company has an Audit Committee and a Compensation Committee. The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during the fiscal year ended October 3, 1998 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended October 3, 1998, the Audit Committee held four meetings and took action by unanimous written consent five times.

  The Compensation Committee's function is to review and recommend salary and bonus levels for executive officers and certain other management employees and to recommend stock option grants. The members of the Compensation Committee during the fiscal year ended October 3, 1998 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended October 3, 1998, the Compensation Committee held four meetings and took action by unanimous written consent two times. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

COMPENSATION OF DIRECTORS

  The Company pays each of its outside directors $4,000 per quarter for their services as members of the Board. The Chairman of the Board receives an additional $90,000 per year and, as an employee of the Company, is eligible to receive options to purchase the Company's Common Stock under the Company's 1995 Stock Option Plan. In addition, all directors who were not members of management during the fiscal year ended October 3, 1998 received stock options to purchase 2,500 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan upon the date of the 1998 annual meeting of stockholders. It is currently proposed under Proposal 2 that the annual options granted on or after the date of the 1999 annual meeting of stockholders be increased from 2,500 share to 6,000 shares and that the size of initial options granted to newly elected or appointed outside directors on or after the date of the 1999 annual meeting of stockholders be increased from 10,000 shares to 24,000 shares. It is also proposed under Proposal 2 that each of the current outside directors receives a special option for 10,500 shares on the date of the 1999 annual meeting of stockholders to vest in three annual installments of 33 1/3% on the dates immediately preceding the date of each of the annual meetings of stockholders in 2000, 2001 and 2002.

  The following table provides the specified information concerning all compensation paid to persons who were directors of the Company during the fiscal year ended October 3, 1998 who are not named in the Summary Compensation Table.

                 DIRECTOR COMPENSATION FOR LAST FISCAL YEAR(1)

                                    CASH COMPENSATION        SECURITY GRANTS
                                 ------------------------ ---------------------
                                                           NUMBER OF SECURITIES
  NAME                           ANNUAL RETAINER FEES (4) UNDERLYING OPTIONS (#)
  ----                           ------------------------ ---------------------
Gerald S. Casilli...............         $105,000(3)             25,000
Lutz P. Henckels(2).............           15,500                 2,500
James R. Oyler..................           15,500                 2,500
Glenn E. Penisten...............           15,500                 2,500

--------
(1) Messrs. Stevens and Hu were each appointed as directors of the Company in December 1998.

(2) Mr. Henckels resigned as a director of the Company in November 1998.

(3) Includes $90,000 paid to Mr. Casilli in compensation for his service to the Company as Chairman of the Board.

(4) For the first quarter in the fiscal year ended October 3, 1998, the outside directors received $3,500 instead of $4,000.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the compensation during the fiscal years ended October 3, 1998, September 27, 1997, and September 28, 1996 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of October 3, 1998 whose salary and bonus for the fiscal year ended October 3, 1998 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                        ANNUAL COMPENSATION        COMPENSATION
                                   ------------------------------- -------------
                                                      OTHER ANNUAL AWARDS OPTION
 NAME AND PRINCIPAL POSITION  YEAR  SALARY    BONUS   COMPENSATION    SHARES
 ---------------------------  ---- --------- -------- ------------ -------------
Ramon A. Nunez............... 1998 $ 240,492 $ 32,000         (2)    30,000
Chief Executive Officer,      1997   228,418   90,400         (2)    41,700
President and Director        1996   209,228  100,000         (2)    42,300

Daniel R. Hafeman............ 1998   164,499   23,656         (2)    10,000
Chief Technical Officer       1997   154,883   53,795         (2)         0
                              1996   148,859   19,233         (2)    37,500

Lawrence A. Melling.......... 1998   198,463   22,982         (2)    30,000
Vice President of             1997   158,357   65,000         (2)         0
Business Development          1996   145,522   22,327         (2)    33,000

Joseph W. Rockom............. 1998   161,139   26,515         (2)    15,000
Vice President of Finance     1997   152,900   55,000         (2)         0
and Administration            1996   138,450   21,517         (2)    33,000

Nader Fathi (1).............. 1998   159,156        0   78,628(3)    41,250
Vice President of             1997       --       --       --           --
International Sales           1996       --       --       --           --

--------
(1) Mr. Fathi was appointed Vice President of International Sales June 5,
    1998.

(2) Total amount of personal benefits paid to this executive officer during the fiscal year was less than the lesser of (i) $50,000 or (ii) 10% of such executive officer's total reported salary and bonus.

(3) Represents amount paid to Mr. Fathi as sales commissions.

STOCK OPTIONS GRANTED DURING FISCAL 1998

  The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended October 3, 1998 to the persons named in the Summary Compensation Table.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS IN FISCAL 1998
                         ------------------------------------------------
                                                                          POTENTIAL REALIZABLE VALUE
                           NUMBER OF     % OF TOTAL                       AT ASSUMED ANNUAL RATES OF
                          SECURITIES      OPTIONS     EXERCISE             STOCK PRICE APPRECIATION
                          UNDERLYING      GRANTED     OR BASE                 FOR OPTION TERM(4)
                            OPTIONS     TO EMPLOYEES  PRICE(3) EXPIRATION ---------------------------
          NAME           GRANTED(1)(2) IN FISCAL YEAR  ($/SH)     DATE        5%($)        10%($)
          ----           ------------- -------------- -------- ----------     -----     -------------
Ramon A. Nunez..........    30,000           1.6%      $7.75     1/27/08  $     146,218 $     370,545
Joseph W. Rockom........    15,000           0.8%       1.78     9/11/08         16,803        42,584
Daniel R. Hafeman.......    10,000           0.6%       1.78     9/11/08         11,202        28,389
Lawrence A. Melling.....    30,000           1.6%       1.78     9/11/08         33,607        85,167
Nader Fathi.............     5,000           0.3%       5.75    12/19/07          6,043        15,314
                            35,000          1.97%       4.43     6/22/08         97,675       241,528
                             1,250          0.07%       1.78     9/11/08          1,400         3,548

--------
(1) Options granted in fiscal 1998 under the Company's 1995 Stock Option Plan (the "Option Plan") generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company. Repriced options granted in December 1997 generally vest over four years, and optionees forfeited any accrued vesting on their canceled options. Repriced options granted in September 1998 generally vest in total after three years; however, if there is a change in ownership, these repriced options would vest ratably over three years commencing on the date of repricing. Optionees who repriced in September 1998 forfeited any accrued vesting on their canceled options. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Employment Contracts and Termination of Employment and Change-in-Control Arrangements." See also "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."
(2) In December 1997 and September 1998, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's Option Plan having exercise prices well above the recent trading prices for the Company's Common Stock. The Committee was advised by management that management believed that employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location, because options granted to new hires at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options. Accordingly, in December 1997 and September 1998, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the then current trading price. The Committee also approved new vesting for exchanged options, and optionees who participated in the exchange received a lower exercise price in exchange for their forfeiting accrued vesting on their exchanged options. Under the Option Plan, the Board retains discretion to modify the terms of outstanding options. For details concerning the repricings of options see "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Repricing of Options" and "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."

(3) All options were granted at fair market value on the date of grant. The repriced options granted in December 1997 have an exercise price equal to $5.75 per share, the closing sales price of the common stock of the Company on December 19, 1997. The repriced options granted in September 1998 have an exercise price equal to $1.78 per share, the closing sales price of the common stock of the Company on September 11, 1998.
(4) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $7.75 in fiscal 1998 would yield profits of approximately $4.87 per share at 5% appreciation over ten years, or approximately $12.35 per share at 10% appreciation over the same period. One share of stock purchased at $5.75 in fiscal 1998 would yield profits of approximately $1.21 per share at 5% appreciation over ten years, or approximately $3.06 per share at 10% appreciation over the same period. One share purchased at $4.43 per share in fiscal 1998 would yield profits of approximately $2.79 per share at 5% appreciation over ten years, or approximately $6.90 per share at 10% appreciation over the same period. One share purchased at $1.78 per share in fiscal 1998 would yield profits of approximately $1.12 per share at 5% appreciation over ten years, or approximately $2.84 per share at 10% appreciation over the same period.

OPTION EXERCISES AND FISCAL 1998 YEAR-END VALUES

  The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended October 3, 1998 and unexercised options held as of October 3, 1998 by the persons named in the Summary Compensation Table. A portion of the shares subject to these options may not yet be vested and may be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before such shares had vested.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES              VALUE IN DOLLARS OF
                          SHARES                     UNDERLYING UNEXERCISED          UNEXERCISED IN-THE-MONEY
                         ACQUIRED                      OPTIONS AT 10/3/98               OPTIONS AT 10/3/98
                            ON       VALUE     ---------------------------------- -------------------------------
          NAME           EXERCISE REALIZED ($) EXERCISABLE(1)(2) UNEXERCISABLE(3) EXERCISABLE(2) UNEXERCISABLE(4)
          ----           -------- ------------ ----------------- ---------------- -------------- ----------------
Ramon A. Nunez..........  17,500    $26,250         167,012           60,187           $ 0           $     0
Daniel R. Hafeman.......  10,000     80,625          11,750           53,800             0            18,491
Lawrence A. Melling.....  15,000     20,625          12,588           57,461             0            10,311
Joseph W. Rockom........      --         --          18,100           53,400             0            18,353
Nader Fathi.............      --         --           3,412           51,037             0               429

--------
(1) Options granted in fiscal 1998 under the Option Plan generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company. Repriced options granted in December 1997 generally vest over four years, and optionees forfeited any accrued vesting on their canceled options. Repriced options granted in September 1998 generally vest in total after three years; however, if there is a change in ownership, these repriced options would vest ratably over three years commencing on the date of repricing. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options. See also "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."
(2) Represents shares which are immediately exercisable and/or vested. Based on the closing price of $1.4375, as reported on the Nasdaq National Market on October 2, 1998, less the exercise price.
(3) Represents shares which are unvested and/or not immediately exercisable. Includes options granted in December 1997 and September 1998 as part of the Company's repricing and replacing of options granted during previous fiscal years. Repriced options granted in December 1997 generally vest over four years, and optionees forfeited any accrued vesting on their canceled options. Repriced options granted in September 1998 generally vest in total after three years; however, if there is a change in ownership, these repriced options would vest ratably over three years commencing on the date of repricing. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Repricing of Options" and "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."
(4) Based on the closing price of $1.4375, as reported on the Nasdaq National Market on October 2, 1998, less the exercise price.

  REPRICING OF OPTIONS. The following table provides information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company from September 1988 through October 3, 1998:

                          TEN-YEAR OPTION REPRICINGS

                                   NUMBER OF                                          LENGTH OF
                                   SECURITIES MARKET PRICE                         ORIGINAL OPTION
                                   UNDERLYING OF STOCK AT  EXERCISE PRICE           TERM REMAINING
                                    OPTIONS     TIME OF      AT TIME OF     NEW       AT DATE OF
                          DATE OF   REPRICED  REPRICING OR  REPRICING OR  EXERCISE   REPRICING OR
    NAME AND POSITION    REPRICING OR AMENDED  AMENDMENT     AMENDMENT     PRICE     AMENDMENT(1)
    -----------------    --------- ---------- ------------ -------------- -------- ----------------
Gerald Casilli.......... 12/19/97    13,000      $ 5.75        $ 9.13      $ 5.75  8 years 16 days
                         12/19/97    12,200        5.75         16.00        5.75  8 years 274 days
                         12/19/97     1,800        5.75         16.00        5.75  8 years 274 days
                          9/11/98     6,700        1.78          5.75        1.78  6 years 177 days
                          9/11/98    13,000        1.78          5.75        1.78  9 years 99 days
                          9/11/98    12,200        1.78          5.75        1.78  9 years 99 days
                          9/11/98     1,800        1.78          5.75        1.78  9 years 99 days
                          9/11/98    25,000        1.78          7.75        1.78  9 years 99 days
Nader Fathi.............   8/1/97     3,200       15.25         25.00       15.25  9 years 180 days
                         12/19/97    10,000        5.75         17.13        5.75  8 years 258 days
                         12/19/97     3,200        5.75         15.25        5.75  9 years 225 days
                         12/19/97     5,000        5.75          7.50        5.75  9 years 354 days
                          9/11/98     1,250        1.78          7.69        1.78  9 years 153 days
Thomas Gardner..........   8/1/97     1,000       15.25         25.00       15.25  9 years 180 days
                         12/19/97     5,000        5.75         11.75        5.75  8 years 48 days
                         12/19/97     2,000        5.75         18.88        5.75  8 years 334 days
                         12/19/97     1,000        5.75         15.25        5.75  9 years 225 days
                          9/11/98     5,000        1.78          5.75        1.78  9 years 99 days
                          9/11/98     2,000        1.78          5.75        1.78  9 years 99 days
                          9/11/98     2,000        1.78          7.69        1.78  9 years 153 days
                          9/11/98    25,000        1.78          4.44        1.78  9 years 285 days
Daniel Hafeman.......... 12/19/97    10,200        5.75         16.00        5.75  8 years 274 days
                         12/19/97     9,800        5.75         16.00        5.75  8 years 274 days
                          9/11/98     6,300        1.78          5.50        1.78  6 years 177 days
                          9/11/98    17,500        1.78          9.13        1.78  7 years 115 days
                          9/11/98    10,200        1.78          5.75        1.78  9 years 99 days
                          9/11/98     9,800        1.78          5.75        1.78  9 years 99 days
                          9/11/98    10,000        1.78          7.75        1.78  9 years 138 days
Robert Hum.............. 12/19/97    10,000        5.75         15.00        5.75  9 years 210 days
                         12/19/97    19,500        5.75         15.25        5.75  9 years 225 days
                         12/19/97    20,500        5.75         15.25        5.75  9 years 225 days
Stephen McLaughlin...... 12/19/97    13,000        5.75         16.00        5.75  8 years 274 days
                         12/19/97     5,000        5.75         16.00        5.75  8 years 274 days
                          9/11/98    12,000        1.78          9.13        1.78  7 years 115 days
Larry Melling........... 12/19/97    13,000        5.75          9.13        5.75  8 years 16 days
                         12/19/97    12,500        5.75         16.00        5.75  8 years 274 days
                         12/19/97     7,500        5.75         16.00        5.75  8 years 274 days
                          9/11/98     5,000        1.78          8.00        1.78  9 years 62 days
                          9/11/98    25,000        1.78          8.00        1.78  9 years 62 days

                                   NUMBER OF                                          LENGTH OF
                                   SECURITIES MARKET PRICE                         ORIGINAL OPTION
                                   UNDERLYING OF STOCK AT  EXERCISE PRICE           TERM REMAINING
                                    OPTIONS     TIME OF      AT TIME OF     NEW       AT DATE OF
                          DATE OF   REPRICED  REPRICING OR  REPRICING OR  EXERCISE   REPRICING OR
    NAME AND POSITION    REPRICING OR AMENDED  AMENDMENT     AMENDMENT     PRICE     AMENDMENT(1)
    -----------------    --------- ---------- ------------ -------------- -------- ----------------
Ramon Nunez............. 12/19/97     5,000      $5.75         $ 7.50      $5.75   7 years 129 days
                         12/19/97     7,500       5.75          10.50       5.75   7 years 302 days
                         12/19/97     8,000       5.75           9.13       5.75   8 years 16 days
                         12/19/97    11,800       5.75          18.25       5.75   8 years 114 days
                         12/19/97     1,900       5.75          16.00       5.75   8 years 274 days
                         12/19/97    13,100       5.75          16.00       5.75   8 years 274 days
                         12/19/97    36,700       5.75          21.00       5.75   8 years 295 days
                         12/19/97     5,000       5.75          16.75       5.75   9 years 104 days
Joseph Rockom........... 12/19/97    13,000       5.75           9.13       5.75   8 years 16 days
                         12/19/97    12,500       5.75          16.00       5.75   8 years 274 days
                         12/19/97     7,500       5.75          16.00       5.75   8 years 274 days
                          9/11/98     5,400       1.78           5.75       1.78   6 years 177 days
                          9/11/98    13,000       1.78           5.75       1.78   9 years 99 days
                          9/11/98    12,500       1.78           5.75       1.78   9 years 99 days
                          9/11/98     7,500       1.78           5.75       1.78   9 years 99 days
                          9/11/98    15,000       1.78           7.75       1.78   9 years 138 days

--------
(1) Repriced options granted in December 1997 generally vest over four years, and optionees forfeited any accrued vesting on their canceled options. Repriced options granted in September 1998 generally vest in total after three years; however, if there is a change in ownership, these repriced options would vest ratably over three years commencing on the date of repricing. See also "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has entered into an employment agreement with Ramon A. Nunez, the Company's Chief Executive Officer, President and Director. Mr. Nunez's employment agreement provides that Mr. Nunez shall receive an annual salary of $240,492, subject to annual review. In connection with Mr. Nunez's employment agreement, the Company granted Mr. Nunez an option to purchase 150,000 shares of the Company's Common Stock pursuant to the Company's Option Plan. Pursuant to Mr. Nunez's employment agreement, Mr. Nunez is granted additional options if the Company achieves or exceeds certain earnings per share objectives. Mr. Nunez's employment agreement further provides that Mr. Nunez will be entitled to a performance bonus of up to $100,000 per year, of which 80% will be earned upon meeting certain revenue and earnings per share targets and 20% will be discretionary and will be granted based upon his job performance and other factors as determined by the Board. Mr. Nunez's employment pursuant to his employment agreement may be terminated by the Company at any time, with or without cause; provided, however, if Mr. Nunez's employment is terminated by the Company for any reason other than cause (as defined in the employment agreement) he shall be entitled to the following severance benefits: (i) payment over a nine (9) month period of a monthly amount equal to his average monthly salary for the twelve (12) months prior to his termination; (ii) continued vesting of stock options granted pursuant to his employment agreement; and (iii) continued provision of employee benefits for the nine (9) month period following termination.

  The Company has entered into severance agreements with each of its current executive officers. In general, such agreements provide that if within one year of a transfer of control of the Company, as defined in the agreement, an executive officer's employment is terminated by the Company without cause, the executive officer terminates his employment with the Company as a result of being required to relocate, as defined in the agreement, or the executive officer's base salary immediately prior to the transfer of control is reduced, he shall continue to receive his base salary and benefits for a period of one (1) year after his date of termination. In addition, such agreements provide that any unvested stock options held by an executive officer on his date of termination shall become fully vested.

  Options granted under the Company's Option Plan contain provisions pursuant to which, under certain circumstances, all outstanding options and shares granted under such plan will become fully vested and immediately exercisable upon a "transfer of control" as defined in such plan.

CHANGES TO BENEFIT PLANS

  1995 Outside Directors Stock Option Plan. The Company has proposed the approval of an amendment to the Company's 1995 Outside Directors Stock Option Plan (the "Directors Plan") to (i) increase the maximum aggregate number of shares of the Company's Common Stock issuable under the plan by 100,000 shares from 100,000 shares to 200,000 shares; (ii) increase the size of initial options granted to newly elected or appointed outside directors on or after the date of the 1999 annual meeting of stockholders from 10,000 shares to 24,000 shares; (iii) increase the size of annual options granted on or after the date of the 1999 annual meeting of stockholders from 2,500 shares to 6,000 shares; and (iv) provide for the grant of a special option on the date of the 1999 annual meeting of stockholders for 10,500 shares to vest in three annual installments of 33-1/3% on the date immediately preceding the dates of each of the annual meetings of stockholders in 2000, 2001 and 2002, as described below under the caption, "APPROVAL OF AMENDMENTS TO 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN." If the proposed amendment to the Directors Plan is approved, each of Messrs. Oyler and Penisten will receive on the date of the 1999 Annual Meeting of stockholders an annual option to purchase 6,000 shares and a special option to purchase 10,500 shares. If approved, each of Messrs. Stevens and Hu will receive on the date of the 1999 Annual Meeting of stockholders an initial option to purchase 24,000 shares.

  1996 Employee Stock Purchase Plan. The Company also has proposed the approval of an amendment to the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the Purchase Plan by 400,000 shares from 250,000 shares to 650,000 shares, as described below under the caption, "APPROVAL OF AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN." Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan.

                      COMPARISON OF STOCKHOLDER RETURN(1)

  Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Stocks (SIC 7370-7379 US & Foreign) for the period commencing October 1, 1993 and ending October 3, 1998.

                       [PERFORMANCE GRAPH APPEARS HERE]

                              10/01/93 9/30/94 9/29/95 9/27/96 9/26/97 10/03/98
                              -------- ------- ------- ------- ------- --------
n  IKOS Systems, Inc.........  100.0    141.7   395.8   662.5   416.7    47.9
H  Nasdaq Stock Market (US
   Companies)................  100.0    100.9   139.3   165.8   226.4   221.1
s  Nasdaq Computer and Data
   Processing Stocks
   (SIC 7370-7379 US &
   Foreign)..................  100.0    111.6   178.8   223.8   302.4   363.0

--------
(1) Assumes that $100.00 was invested October 1, 1993 in the Company's Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

  In December 1997 and September 1998, the Compensation Committee considered the options held by the Company's employees, including executive officers, and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Option Plan having exercise prices above the recent trading prices for the Company's Common Stock. The Committee was advised by management that management believed that employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices above the current trading price, was less attractive than compensation offered by other companies in the same geographic location, because options granted to new hires at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

  The Committee believed that the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel and the loss of key employees could have a significant adverse impact on the Company's business. The Committee also believed that unless an adjustment was made in option prices, longer term employees holding options would perceive a substantial inequity in comparison to newer employees granted stock options with exercise prices set at the current, lower fair market value of the Company's Common Stock and that employee morale would suffer as a consequence. The Committee concluded that it was important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Committee considered granting new options selectively to current key employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentives to employees because of the increased potential for appreciation. The Committee also recognized that it could require restarted vesting in the exchange options so that optionees participating in the exchange would have incentives to remain with the Company. Considering these factors, the Committee determined that it was in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Option Plan at the optionee's request for those options with exercise prices above recent trading prices, with restarted vesting and exercise prices equal to the closing sales price of the Company's Common Stock on the date of the Committee's approval of the repricing.

  Accordingly, in December 1997, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to $5.75, the closing sales price of the Company's Common Stock on December 19, 1997, with vesting commencing on the date of the exchange. All exchanged options will terminate no later than ten (10) years from the date of the exchange. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their forfeiting accrued vesting on their exchanged options. The first offer to exchange options was completed in December 1997; options for a total of 891,035 shares with exercise prices ranging from $7.50 per share to $28.375 per share were exchanged for options for an equal number of shares at an exercise price of $5.75 per share, the closing price of the Company's Common Stock on December 19, 1997.

  Due to the continued decline in the Company's stock price, in September 1998, the Committee approved another offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to $1.78, the closing sales price of the Company's Common Stock on September 11, 1998, with the options vesting in total after three years. However, upon a change in ownership, the repriced options would vest ratably over three years commencing on the date of the repricing. All exchanged options will terminate no later than ten (10) years from the date of the exchange. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their forfeiting accrued vesting on their exchanged options. The offer to exchange options was completed in September 1998; options for a total of 531,022 shares with exercise prices ranging from $2.8125 per share to $15.25 per share were exchanged for options for an equal number of shares at an exercise price of $1.78 per share, the closing price of the Company's Common Stock on September 11, 1998.

                                          COMPENSATION COMMITTEE

                                          Lutz P. Henckels
                                          James R. Oyler
                                          Glenn E. Penisten

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee is comprised of three outside directors of the Board and is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under the Option Plan. The objectives of the Committee are to correlate executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

SALARY

  The Compensation Committee annually assesses the performance and sets the salary of the Company's President and Chief Executive Officer, Ramon A. Nunez. In turn, Mr. Nunez annually assesses the performance of all other executive officers and recommends salary increases which are reviewed and approved by the Compensation Committee.

  In particular, Mr. Nunez's compensation as the Company's President and Chief Executive Officer is based on compensation levels of President/Chief Executive Officers of comparable size companies. In addition, the Compensation Committee considers certain incentive objectives based on the Company's performance as it relates to revenue levels and earnings per share levels.

  In determining executive officer salaries, the Compensation Committee reviews recommendations from Mr. Nunez which include information from salary surveys, performance evaluations and the financial condition of the Company. The Compensation Committee also establishes both financial and operational based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for comparable sized companies.

  For more information regarding the compensation and employment arrangements of Mr. Nunez and other executive officers of the Company, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation of Executive Officers and Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

BONUSES

  The Compensation Committee administers a bonus plan to provide additional incentives to executives who meet established performance goals for the Company. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. In fiscal 1998, awards under this bonus plan were contingent upon the Company's attainment of revenue and operating profit targets, set by the Compensation Committee in consultation with the Chief Executive Officer. The target amount of the bonus for the Chief Executive Officer and more senior executive officers was set by the Compensation Committee; the amounts of individual bonuses for the remaining executive officers and other management were proposed by the Chief Executive Officer, subject to approval by the Compensation Committee. Awards are weighted so that proportionately higher awards are received when the Company's performance reaches maximum targets, proportionately smaller awards are received when the Company's performance reaches minimum targets and no awards are received when the Company does not meet minimum performance targets.

STOCK OPTIONS

  The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options under the Option Plan. Stock options are granted at the current market price and will only have value if the Company's stock price increases over the exercise price.

  The Compensation Committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Generally, option grants vest 12.5% six months after commencement of employment or six months after the date of grant and continue to vest thereafter in equal monthly installments over three and one-half years, conditioned upon continued employment with the Company.

                                          COMPENSATION COMMITTEE

                                          Lutz P. Henckels
                                          James R. Oyler
                                          Glenn E. Penisten

                                  PROPOSAL 2
      APPROVAL OF AMENDMENTS TO 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN

GENERAL

  The Company's 1995 Outside Directors Stock Option Plan (the "Directors Plan") was adopted by the Board in 1995 with an initial reserve of 100,000 shares of Common Stock. Excluding the proposed increase in the share reserve and the new grants of options to purchase shares of Common Stock under the Directors Plan as described below and in "EXECUTIVE COMPENSATION AND OTHER MATTERS--Changes to Benefit Plans: 1995 Outside Directors Stock Option Plan," as of December 16, 1998, approximately 65,000 shares remained available for future option grants under the Directors Plan. See also "EXECUTIVE COMPENSATION AND OTHER MATTERS--Changes to Benefit Plans: 1995 Outside Directors Stock Option Plan." In October 1998, the Board amended the Directors Plan, subject to stockholder approval, to (i) increase by 100,000 shares from 100,000 shares to 200,000 shares the maximum aggregate number of shares of Common Stock issuable under the plan; (ii) increase the size of Initial Options granted to newly elected or appointed outside directors on or after the date of the 1999 annual meeting of stockholders from 10,000 shares to 24,000 shares; (iii) increase the size of Annual Options granted on or after the date of the 1999 annual meeting of stockholders from 2,500 shares to 6,000 shares; and (iv) provide for the grant of a special option on the date of 1999 annual meeting of stockholders for 10,500 shares to each Outside Director in office as an Outside Director immediately following such meeting who has, prior to such date, received an option under the Directors Plan (a "Special Option"). The Special Option will vest in three annual installments of 33-1/3% on the dates immediately preceding the date of each of the annual meetings of stockholders in 2000, 2001 and 2002.

  The stockholders are now being asked to approve the amendment to (i) increase the maximum aggregate number of shares of Common Stock issuable under the Directors Plan; (ii) increase the size of Initial Options granted to newly elected or appointed outside directors on or after the date of the 1999 annual meeting of stockholders; (iii) increase the size of Annual Options granted on or after the date of the 1999 annual meeting of stockholders; and (iv) provide for the grant of a special option on the date of 1999 annual meeting of stockholders to each Outside Director who has previously received an option under the Directors Plan (a "Special Option"). The Board believes that the availability of an adequate Directors Plan reserve is an important factor in attracting, motivating and retaining qualified outside directors essential to the success of the Company and in aligning their long-term interests with those of the stockholders. Because competition for highly qualified individuals in the Company's industry is intense, management believes that to successfully attract the best candidates, the Company must offer a competitive stock option program as an essential component of its compensation packages. The Board of Directors further believes that stock options serve an important role in motivating their holders to contribute to the Company's continued growth and profitability. The proposed amendment is intended to ensure that the Directors Plan will continue to have attract and retain well-qualified directors.

DESCRIPTION OF PLAN

  The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

  General. The Directors Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company and is intended to qualify as a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act.

  Shares Subject to Plan. Currently, a maximum of 100,000 shares of the authorized but unissued or reacquired shares of the Common Stock of the Company may be issued upon the exercise of options granted under the Directors Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of the automatic option grants described below, and to outstanding options. In October 1998, the Board, subject to stockholder approval, amended the Directors Plan to increase its share reserve by 100,000 shares to an aggregate of 200,000 shares. The stockholders are now being requested to approve the increase in the Directors Plan reserve at the Annual Meeting. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

  Administration. The Directors Plan is intended to operate automatically without discretionary administration. To the extent administration is necessary, it will be performed by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). However, the Board has no discretion to select the nonemployee directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Directors Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Directors Plan. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

  Eligibility. Only directors of the Company who are not at the time of option grant employees of the Company or of any parent or subsidiary corporation of the Company (the "Outside Directors") are eligible to participate in the Directors Plan. Currently, the Company has three Outside Directors.

  Automatic Grant of Options. Currently, the Directors Plan provides that each Outside Director first elected or appointed to the Board after the Effective Date of the plan will be granted automatically, on the date of such initial election or appointment, an option to purchase 10,000 shares of Common Stock. An option granted on the Effective Date of the plan or on the date of initial appointment or election as an Outside Director is referred to herein as an "Initial Option". The Directors Plan also currently provides for the automatic annual grant, on the day of each annual meeting of the stockholders of the Company, of an additional option to purchase 2,500 shares (authorized to increase to 6,000 shares subject to shareholder approval) of Common Stock (an "Annual Option") to each Outside Director remaining a member of the Board (including a director who previously did not qualify as an Outside Director but who subsequently qualifies) other than an Outside Director receiving an Initial Option on the day of the annual meeting. The size of the first Annual Option granted to an Outside Director initially elected or appointed to the Board of Directors following the preceding annual meeting of the stockholders is prorated. It is proposed that (i) the size of Initial Options granted to newly elected or appointed outside directors on or after the date of the 1999 annual meeting of stockholders be increased from 10,000 shares to 24,000 shares; (ii) the size of Annual Options granted on or after the date of the 1999 annual meeting of stockholders be increased from 2,500 shares to 6,000 shares; and (iii) the Company provide for the grant of a special option on the date of 1999 annual meeting of stockholders for 10,500 shares to each Outside Director in office as an Outside Director immediately following such meeting who has, prior to such date, received an option under the Directors Plan (a "Special Option").

  Terms and Conditions of Options. Each option granted under the Directors Plan is evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the closing price per share on the date of grant as reported on the Nasdaq National Market. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with the Company ceases or in the event of a Transfer of Control of the Company, as discussed below. Initial Options granted under the Directors Plan will become exercisable cumulatively in installments of 25% of the shares subject to the option on the day preceding each of the first four annual meetings of the stockholders occurring after the date of grant. Annual Options will become exercisable in full on the day preceding the fourth annual meeting of the stockholders occurring after the date of grant.

  Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

  Transfer of Control. The Directors Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), all options outstanding under the Directors Plan will become immediately exercisable and vested in full prior to the Transfer of Control. In addition, the acquiring or successor corporation may assume or substitute substantially equivalent options for the options outstanding under the Directors Plan. To the extent that the options outstanding under the Directors Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

  Termination or Amendment. The Directors Plan continues until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may terminate or amend the Directors Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not amend the Directors Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options. The provisions of the Directors Plan addressing eligibility to participate in the plan and the amount, price and time of the grant of options may not be amended more than once every six months, other than to comport to changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee, unless such termination or amendment is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Directors Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Options granted under the Directors Plan are nonstatutory stock options, which have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period of the shares is more 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD'S RECOMMENDATION

  The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

  The Board believes that the proposed amendments to the Directors Plan (i) to increase to 200,000 the maximum aggregate number of shares of Common Stock issuable under the plan, (ii) to increase the size of initial options granted to newly elected or appointed outside directors on or after the date of the 1999 annual stockholders meeting from 10,000 shares to 24,000 shares, (iii) to increase the size of annual options granted on or after the date of the 1999 annual stockholders meeting from 2,500 shares to 6,000 shares, and (iv) to provide for the grant of a special option on the date of 1999 annual stockholders meeting for 10,500 shares to vest, as described above, is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE DIRECTORS PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN TO 200,000 SHARES, TO INCREASE THE SIZE OF THE INITIAL STOCK OPTION GRANT, TO INCREASE THE SIZE OF THE AUTOMATIC STOCK OPTION GRANT, AND TO PROVIDE FOR THE GRANT OF A SPECIAL OPTION FOR 10,500 SHARES WITH THREE YEAR ANNUAL VESTING.

                                  PROPOSAL 3
          APPROVAL OF AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

  In October 1995, the Board adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. As of December 16, 1998, approximately 69,000 shares remained available for future issuance under the Purchase Plan. In October 1998, subject to stockholder approval, the Board increased the number of shares authorized for issuance under the Purchase Plan by 400,000 to 650,000 shares.

DESCRIPTION OF PLAN

  The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

  General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

  Shares Subject to Plan. Currently, a maximum of 250,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. In October 1998, the Board, subject to stockholder approval, amended the Purchase Plan to increase its share reserve by 400,000 shares to an aggregate of 650,000 shares. The stockholders are now being requested to approve the increase in the Purchase Plan reserve at the Annual Meeting. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

  Administration. The Purchase Plan is administered by the Board or a duly appointed committee of the Board. Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

  Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the Plan so long as the employee has completed at least six months of continuous employment prior to the start of the Offering (the "Eligibility Service Requirement") and is customarily employed for more than 20 hours per week; provided, however, that the Eligibility Service Requirement will not apply to Offerings commencing on or after August 1, 1996, except for employees who are executive officers. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan.

  Offerings. Generally, each Offering of Common Stock under the Purchase Plan is for a period of six months (an "Offering Period") commencing on or about February 1 and August 1 of each year (an "Offering Date"). The Board may establish a different term for one or more Offerings, not to exceed 27 months, or different commencement or ending dates for any Offering Period. Generally, shares are purchased on the last day of the Offering Period (a "Purchase Date"). The Purchase Plan also authorizes the Board to establish one or more additional Purchase Dates during an Offering Period.

  Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

  Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of (i) a number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date, or (ii) 1,000 shares. These dollar and share amounts will be prorated for any Offering Period that is less than 5 1/2 months or more than 6 1/2 months in duration. However, no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

  On each Purchase Date, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of the Company's Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

  A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

  Transfer of Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the next Purchase Date to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Transfer of Control will terminate.

  Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

  If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

  A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20%. Short-term capital gains are generally subject to the same tax rates as ordinary income.

  If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD'S RECOMMENDATION

  The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. However, abstention and broker non-votes will have no effect on the outcome of the vote.

  The Board believes that the availability of an opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO 650,000 SHARES.

                                  PROPOSAL 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of the Company has appointed Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for the fiscal year ending October 2, 1999. Ernst & Young LLP has acted in such capacity since its appointment for fiscal 1986. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if the representative desires and will be available to respond to appropriate questions.

  In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board will reconsider said appointment.

  The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING October 2, 1999.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

  The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 19050 Pruneridge Avenue, Cupertino, California 95014 no later than August 20, 1999 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 1999 Annual Meeting, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Joseph W. Rockom, Secretary

                                          Joseph W. Rockom, Secretary
December 18, 1998

3920-PS-98

                             IKOS SYSTEMS, INC.
                  Proxy for Annual Meeting of Stockholders
                     Solicited by the Board of Directors

     The undersigned hereby appoints Ramon A. Nunez and Joseph W. Rockom, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in IKOS Systems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Hilton Inn, Cupertino, California on Friday, January 22, 1999 at 10:00 a.m. Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

     A vote FOR the following proposals is recommended by the Board of
Directors:

     1.   Election of directors listed below.

          Nominees: Gerald S. Casilli, Ramon A. Nunez, James R. Oyler, Glenn E. Penisten, William Stevens, and Jackson Hu.

          [_] FOR         [_] WITHHELD

          [_]___________________________________________________________________

             INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s) of the nominee(s) in the space provided.

     2. To approve amendments to the Company's 1995 Outside Directors Stock Option Plan to (i) increase by 100,000 the maximum number of shares of the Company's Common Stock that may be issued thereunder; (ii) increase the size of initial options granted to newly elected or appointed outside directors on or after the date of the 1999 annual meeting of stockholders from 10,000 shares to 24,000 shares; (iii) increase the size of annual options granted on or after the date of the 1999 annual meeting of stockholders from 2,500 shares to 6,000 shares; and (iv) provide for the grant of a special option on the date of the 1999 annual meeting of stockholders for 10,500 shares to vest in three annual installments of 33-1/3% on the dates immediately preceding the date of each of the annual meetings of stockholders in 2000, 2001 and 2002.

          [_] FOR  [_] WITHHELD  [_] ABSTAIN

     3. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1996 Employee Stock Purchase Plan by 400,000 shares.

          [_] FOR  [_] WITHHELD  [_] ABSTAIN

     4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 2, 1999.

          [_] FOR  [_] WITHHELD  [_] ABSTAIN

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3, and 4.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                        Dated ___________________, 199___
                                        (Be sure to date Proxy)

                                        _______________________________________
                                        Signatures(s)

                                        _______________________________________
                                        Print Name(s)


     Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. PLEASE DATE THE PROXY.

     Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

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